PART II - OTHER INFORMATION	EXHIBIT 10.25

2006 GRANT AGREEMENT FOR BOARD OF DIRECTORS

RESMED INC.

TERMS OF STOCK OPTION

This document sets forth the terms of a Stock Option (the “Option”) granted by ResMed Inc., a Delaware corporation (the “Company”), pursuant to a Summary of Stock Option Grant (“Summary”) displayed at the Web site of the Company’s option plan administrator. The Summary, which specifies the person to whom the Option is granted (“Grantee”) and other specific details of the grant, and the electronic acceptance of the Summary at the Web site of the Company’s option plan administrator are incorporated herein by reference.

A.	Grantee is a non-employee director of the Company or a Subsidiary of the Company.

B.

In consideration of services to be performed, Company desires to afford Grantee an opportunity to purchase shares of its Common Stock in accordance with the ResMed Inc. 2006 Incentive Award Plan, as the same may be amended or restated from time to time (the “Plan”), as hereinafter provided.

C.	Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan or in the Summary, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.

Grant of Option. Company hereby irrevocably grants to Grantee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of the Common Stock of Company specified in the Summary (the “Option Shares”) at the Option Price specified in the Summary (the “Option Price”), during the period and subject to the conditions set forth in this agreement and in the Summary.

2.

Option Period. The Option Period begins on the Grant Date specified in the Summary and ends on the Expiration Date specified in the Summary, subject to earlier termination of the Option Period in accordance with Section 6 hereof. Any vested portion of the Option shall be exercised in accordance with the provisions of Sections 3, 4, 5 and 6 hereof during the Option Period. All rights to exercise the Option, and the Option Period, shall terminate on the Expiration Date or such earlier date specified in Section 6 hereof.

3.

Option Vesting. The Option shall become vested in full as of the earlier of (i) the first anniversary of the Grant Date, or (ii) the date of the first annual meeting of shareholders of the Company at which directors are elected following the Grant Date (the “Full Vest Date”), with the Option vesting in installments of 1/12 of the Option Shares vesting per month, commencing with the first month succeeding the month of the Grant Date, and continuing until the Full Vest Date, at which time the then unvested Option Shares shall be and become fully vested. All Option vesting shall cease as of the Grantee’s Termination of Directorship. Notwithstanding the foregoing, in the event of a Change in Control and the Grantee does not continue as a director of the successor entity to such Change in Control, the Option shall be and become fully vested and exercisable as of the effective date of such Change in Control.

4.

Option Holding/No Exercise Period. No portion of the vested Option may be exercised until after the earlier of (i) the third anniversary of the Grant Date, or (ii) six months following the Grantee’s Termination of Directorship.

5.

Manner of Exercise. Exercise of the Option shall be by written notice as directed by the Company, details of which will be provided to you. The notice shall be accompanied by payment in full in cash, check, or a combination thereof, in the aggregate amount of the Option Price specified in the Summary multiplied by the number of shares to be purchased by Grantee through such exercise, plus payment of all applicable withholding taxes. In addition, the Option Price and associated tax withholding obligations may be paid through the delivery of a notice that the Grantee has placed a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price and tax withholding obligations.

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6.	Rights in Event of Termination of Directorship.

(a)

In the event of Grantee’s Termination of Directorship for any reason, and after giving effect, to the extent applicable, to Section 3 regarding Option acceleration and Section 4 regarding the Option Holding/No Exercise Period, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Directorship may be exercised at any time until the earlier of (i) the third anniversary of such Termination of Directorship, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate.

(b)

Termination of Directorship shall mean the time when the Grantee who is a Non-Employee Director ceases to be a member of the Board of Directors of the Company or a Subsidiary for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

7.	Transferability of Option.

(a)

Subject to subsection 7(b), the Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of the Grantee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Grantee as provided in Section 6 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

(b)

Notwithstanding the foregoing provisions of subsection 7(a), the Administrator, in its sole discretion, may permit the transfer of a non-qualified option held by the Grantee (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any Option that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Grantee, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

8.	Changes in Capital Structure.

(a)

The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event (the “Event”) of (i) the payment of any dividend or the making of any distribution of Common Stock to holders of record of Common Stock, (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the Company into or with any other corporation; or (iv) the reorganization, dissolution, liquidation or winding up of the Company, and the Grantee shall be entitled to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. In addition, upon such change, the Option Price of the Option Shares or other securities subject to any unexercised portions of this Option shall be adjusted proportionately so that Grantee shall have the right to purchase the number of Option Shares (as adjusted) under this Option at an Option Price (as adjusted) which Grantee could purchase for the total purchase price applicable to the unexercised portion of this Option immediately prior to such Event had Grantee held the Option Shares on the record date set for such Event. Any fractional shares resulting from such calculation shall be eliminated. The Administrator shall have the authority to determine the adjustments to be made under this Section 9 and any such determination shall be final, binding and conclusive.

PART II - OTHER INFORMATION	EXHIBIT 10.25

(b)

Notwithstanding the provision of this Agreement, in the event of a Change in Control, the Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Administrator may cause any or all of such Option to become fully exercisable prior to the consummation of such transaction and the Administrator shall notify the Optionee of such acceleration and the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

9.	Legal Requirements.

(a)

If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or advisable as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained and is in effect.. This Option does not hereby impose on the Company a duty to so list, register, qualify, maintain or effect or obtain consent or approval.

(b)

The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.

(c)

The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to the Grantee, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by the issuance of a stock certificate in Grantee’s name.

10.	No Obligation to Exercise Option. The Grantee shall be under no obligation to exercise the Option.

11.

Fractional Option Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Option, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Option.

12.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc.
14040 Danielson Street
Poway, CA 92064
USA
Attn: David Pendarvis, Corporate Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its subsidiary

13.

Administration. This Option has been granted pursuant to the Plan adopted by the Board of Directors of the Company and approved by the stockholders of the Company, and is subject to the terms and provisions thereof. By acceptance hereof the Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.

PART II - OTHER INFORMATION	EXHIBIT 10.25

14.	Data Privacy Waiver.

(a)

Grantee hereby agrees to that the Company and its affiliates are permitted to collect, store, hold, process, and transfer personal (and sensitive) information and data relating to the Grantee as part of its personnel and other business records and may use such information in the course of its business. Such information and data may include, but is not limited to, personal data, service information, and financial information. The Company and its affiliates may use such data for compensation and benefit planning, to administer the Plan and other benefits plans, and otherwise in the course of its business.

(b)

Grantee hereby agrees that the Company and its affiliates may disclose or transfer such personal data or information to third parties, including parties situated outside the country in which Grantee works or reside, even if the recipient country has different data privacy laws than those in the country where Grantee works or resides.

(c)	This Section 14 applies to information and data held, used or disclosed in any medium.

15.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws or principles.

17.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be provided in electronic format in accordance with the Company’s programs and policies permitting electronic delivery of signatures.

18.	Amendment. This Agreement may not be amended in a material adverse way to Grantee except by an instrument in writing signed by the Grantee and the Company.

19.

Conformity to Securities Laws. Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth above and in the Summary.

RESMED INC.	GRANTEE

/s/ Peter C. Farrell
Peter C. Farrell	(Acceptance designated electronically
Chief Executive Officer	at the option plan administrator’s Web site)